Exhibit 99.1

HCP REPORTS THIRD QUARTER 2014 RESULTS AND RAISES FULL YEAR EARNINGS GUIDANCE

HIGHLIGHTS

--                FFO per share was $0.82; FFO as adjusted per share was $0.75; FAD per share was $0.65; and EPS was $0.54

--                Achieved year-over-year three- and nine-month Cash NOI SPP growth of 3.2% for each period

--                Raised full year guidance for FFO to $3.03 – $3.09 per share, FFO as adjusted to $2.98 – $3.04 per share, FAD to $2.52 – $2.58 per share and EPS to $2.04 – $2.10

--                Closed the previously announced Brookdale Transaction

--                Completed $834 million of investment transactions, as follows:

--                $588 million for our 49% interest in the CCRC Joint Venture, as part of the Brookdale Transaction; and

--                $246 million of other investments

--                Announced a $630 million (£395 million) debt investment in a UK care home portfolio in November

--                Completed 937,000 sq. ft. of leasing in our medical office and life science portfolios

--                Raised $800 million of 3.875% senior unsecured notes due 2024

--                Named as the Global Leader for the Healthcare Sector by GRESB and named to the CDP S&P 500 Climate Disclosure Leadership Index, the Dow Jones Sustainability Index North America and the FTSE4Good Index

IRVINE, CA, November 4, 2014 – HCP (the “Company” or “we”) (NYSE:HCP) announced results for the quarter ended September 30, 2014 as follows (in thousands, except per share amounts):

	Three Months Ended September 30, 2014		Three Months Ended September 30, 2013		Per Share
	Amount	Per Share	Amount	Per Share	Change
FFO	$377,304	$0.82	$336,071	$0.73	$0.09
Transaction-related items(1)	(31,778)	(0.07)	—	—	(0.07)
Severance-related charges(2)	—	—	26,374	0.06	(0.06)
FFO as adjusted	$345,526	$0.75	$362,445	$0.79	$(0.04)
FAD	$296,957	$0.65	$307,879	$0.67	$(0.02)
EPS	$247,208	$0.54	$233,282	$0.51	$0.03

________________________________________

(1)

Transaction-related items were primarily attributable to the positive impact resulting from the Brookdale Transaction. See the “Brookdale Transaction” section of this release for additional information.

(2)	Severance-related charges were attributable to the termination of the Company’s former Chairman, Chief Executive Officer and President on October 2, 2013.

Operating results detailed above for the quarter ended September 30, 2013 include the benefit of $0.05 per share or $24 million of interest income from the par payoff of our Barchester debt investments.

FFO, FFO as adjusted and FAD are supplemental non-GAAP financial measures that we believe are useful in evaluating the operating performance of real estate investment trusts. See the “Funds From Operations” and

“Funds Available for Distribution” sections of this release for additional information regarding these non-GAAP financial measures.

ENHANCING AND EXPANDING RELATIONSHIP WITH BROOKDALE BY FORMING A CCRC JOINT VENTURE AND AMENDING LEASES (THE “BROOKDALE TRANSACTION”)

On July 31, 2014, Brookdale Senior Living Inc. (“Brookdale”) completed its acquisition of Emeritus Corporation (“Emeritus”) and became our largest senior housing relationship. On August 29, 2014, the Company and Brookdale closed a multiple-element transaction that has three components:

•

formed new unconsolidated joint ventures that collectively own 14 campuses of continuing care retirement communities (the “CCRC Joint Venture”). At closing, Brookdale contributed eight of its owned campuses; we contributed two campuses previously leased to Brookdale and cash used to acquire four additional campuses from third parties. HCP and Brookdale own 49% and 51%, respectively, of the CCRC Joint Venture. Brookdale continues to manage these communities;

•	amended existing lease agreements on 153 HCP-owned senior housing communities, including the termination of embedded tenant purchase options relating to 30 properties and future rent reductions; and

•

terminated existing lease agreements on 49 HCP-owned senior housing properties, including the termination of embedded tenant purchase options relating to 19 properties. At closing, we created a RIDEA partnership with Brookdale as a 20% equity partner. Brookdale continues to manage the communities.

As a result of converting the 49 senior housing properties from triple-net leases to a RIDEA structure, we recognized a net gain of $38 million during the quarter consisting of: (i) $108 million income based on the fair value of the net consideration received (i.e., representing the value of the forfeited above-market contractual rent, partially offset by the value of terminated tenant purchase options); less (ii) $70 million charge to write-off the remaining leasing costs and straight-line rent receivables related to the former in-place leases.

£395 MILLION DEBT INVESTMENT IN UK CARE HOME PORTFOLIO

On November 3, 2014, we committed to be the lead investor in the financing for Formation Capital and Safanad’s pending acquisition of NHP, a company that owns 273 nursing and residential care homes representing over 12,500 beds in the UK. We will provide a loan facility (the “Facility”), secured by substantially all of NHP’s assets, totaling £394.5 million (approximately $630 million), with £362.5 million funded at closing. The Facility has a five-year term and is projected to achieve a blended 8.2% yield-to-maturity. The closing of the acquisition and funding of the Facility are expected to occur later in November 2014, subject to customary closing conditions.

OTHER INVESTMENT TRANSACTIONS

During the quarter ended September 30, 2014, we completed and committed $246 million of other investments. We acquired two medical office buildings (“MOBs”) for $150 million, including a 436,000 sq. ft. MOB in Philadelphia, Pennsylvania. The Philadelphia MOB is 98% occupied, anchored by the University of Pennsylvania (AA+ S&P credit rating) and Children’s Hospital of Philadelphia (AA S&P credit rating). We funded $67 million of construction and other capital projects. Additionally, we executed development agreements and commenced construction on a $29 million MOB located on the campus of an HCA hospital in Denver, Colorado.

In October, we acquired three additional care homes in our UK real estate portfolio for $20 million (£12.2 million), expanding our triple-net portfolio operated by Maria Mallaband to 23 assets.

Our total year-to-date completed and committed investments are $2.0 billion, including the $630 million debt investment mentioned above.

MEDICAL OFFICE AND LIFE SCIENCE LEASING HIGHLIGHTS

During the quarter ended September 30, 2014, we completed 937,000 sq. ft. of leasing in our life science and medical office segments, consisting of 712,000 sq. ft. of renewals and 225,000 sq. ft. of new leases. Significant leasing transactions include:

•                  leasing for our life science segment totaled 387,000 square feet, bringing the year-to-date total leasing to over 1 million sq. ft.;

•                  renewals executed during the quarter address 50% of 2015 expirations, including a 10-year renewal with Rinat, a subsidiary of Pfizer, for 106,000 sq. ft. in South San Francisco and a blend-and-extend lease with an 83,000 sq. ft. tenant in Torrey Pines, extending the term from 2015 to 2022 with a minimal investment in tenant improvements; and

•                  we executed 550,000 square feet of new and renewal leases in our medical office segment.

At September 30, 2014, life science occupancy reached 93.7%, representing an all-time high for the segment; medical office occupancy increased to 90.8%.

FINANCING ACTIVITY

On August 14, 2014, we issued $800 million of 3.875% senior unsecured notes due 2024. The notes were priced at 99.63% of the principal amount with a yield-to-maturity of 3.92%.

SUSTAINABILITY

HCP has been named the Global Leader for the Healthcare Sector by the Global Real Estate Sustainability Benchmark (GRESB). This is the third consecutive year that HCP ranked #1 among all survey respondents within its sector. Additionally, HCP was named to the CDP S&P 500 Climate Disclosure Leadership Index for the second consecutive year. Further, HCP was named to the Dow Jones Sustainability Index North America for the second consecutive year and the FTSE4Good Index for the third consecutive year. As of September 30, 2014, we have been awarded 138 ENERGY STAR and 10 LEED certifications. More information about HCP’s sustainability efforts can be found on our website at www.hcpi.com/sustainability.

DIVIDEND

On October 30, 2014, our Board of Directors declared a quarterly cash dividend of $0.545 per common share. The dividend will be paid on November 25, 2014 to stockholders of record as of the close of business on November 10, 2014.

OUTLOOK

For full year 2014, including the benefit from the committed UK debt investment, we expect: FFO to range between $3.03 and $3.09 per share; FFO as adjusted to range between $2.98 and $3.04 per share; FAD to range between $2.52 and $2.58 per share; and EPS to range between $2.04 and $2.10. These estimates do not reflect the potential impact of future acquisitions. See the “Projected Future Operations” section of this release for additional information regarding these estimates.

COMPANY INFORMATION

HCP has scheduled a conference call and webcast for Tuesday, November 4, 2014 at 9:00 a.m. Pacific Time (12:00 p.m. Eastern Time) in order to present the Company’s performance and operating results for the quarter ended September 30, 2014. The conference call is accessible by dialing (877) 363-5049 (U.S.) or (760) 536-8594 (International). The participant passcode is 13434322. The webcast is accessible via the Company’s website at www.hcpi.com. This link can be found on the “Event Calendar” page, which is under the “Investor Relations” tab. Through November 19, 2014, an archive of the webcast will be available on our website, and a telephonic replay can be accessed by calling (855) 859-2056 (U.S.) or (404) 537-3406 (International) and entering passcode 13434322. The Company’s supplemental information package for the current period is included with the earnings release and will also be available on the Company’s website in the “Presentations” section of the “Investor Relations” tab.

ABOUT HCP

HCP, Inc. is a fully integrated real estate investment trust (REIT) that invests primarily in real estate serving the healthcare industry in the United States. The Company’s portfolio of assets is diversified among five distinct sectors: senior housing, post-acute/skilled nursing, life science, medical office and hospital. A publicly traded company since 1985, HCP: (i) was the first healthcare REIT selected to the S&P 500 index; (ii) has increased its dividend per share for 29 consecutive years; (iii) is the only REIT included in the S&P 500 Dividend Aristocrats index; and (iv) is a global leader in sustainability as a member of the CDP, Dow Jones and FTSE4Good sustainability leadership indices, as well as the GRESB Global Healthcare Sector Leader. For more information regarding HCP, visit the Company’s website at www.hcpi.com.

###

FORWARD-LOOKING STATEMENTS

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, among other things, the Company’s expectations with respect to (i) net income, FFO, FFO as adjusted and FAD applicable to common shares on a diluted basis for the full year of 2014; (ii) the payment of the quarterly cash dividend; and (iii) anticipated outcomes relating to the Brookdale Transaction and proposed Facility and their potential benefits. These statements are made as of the date hereof, are not guarantees of future performance and are subject to known and unknown risks, uncertainties, assumptions and other factors—many of which are out of the Company and its management’s control and difficult to forecast—that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. These risks and uncertainties include but are not limited to: risks relating to the impact of the Brookdale Transaction and Formation Capital and Safanad’s acquisition of NHP on each party’s relationships with its residents, employees and third parties, and the parties’ inability to obtain, or delays in obtaining, cost savings and synergies from the respective transactions; other risks relating to Formation Capital and Safanad’s acquisition of NHP, including in respect of the timing and satisfaction of closing conditions, unanticipated difficulties relating to the acquisition, the risk that regulatory approvals required for the acquisition are not obtained or are obtained subject to unanticipated conditions, and litigation relating to the acquisition; risks relating to the proposed Facility, including HCP’s ability to complete or achieve the benefits of the investment on the proposed terms or at all; risks related to HCP’s belief that all present contractual obligations, and the collection and timing of all amounts, owed by HCR ManorCare, Inc. under its master lease are reasonably assured; changes in global, national and local economic conditions, including a prolonged period of weak economic growth; volatility or uncertainty in the capital markets, including changes in the availability and cost of capital (impacted by changes in interest rates and the value of our common stock), which may adversely impact our ability to consummate transactions or reduce the earnings from potential transactions; the Company’s ability to manage its indebtedness level and changes in the terms of such indebtedness; the effect on healthcare providers of the recently enacted and pending Congressional legislation addressing entitlement programs and related services, including Medicare and Medicaid, which may result in future reductions in reimbursements; the ability of operators, tenants and borrowers to conduct their respective businesses in a manner sufficient to maintain or increase their revenues and to generate sufficient income to make rent and loan payments to the Company and the Company’s ability to recover investments made, if applicable, in their operations; the financial weakness of some operators and tenants, including potential bankruptcies and downturns in their businesses, which results in uncertainties regarding the Company’s ability to continue to realize the full benefit of such operators’ and/or tenants’ leases; changes in federal, state or local laws and regulations, including those affecting the healthcare industry that affect the Company’s costs of compliance or increase the costs, or otherwise affect the operations of operators, tenants and borrowers; the potential impact of future litigation matters and the possibility of larger than expected litigation costs, adverse results and related developments; competition for tenants and borrowers, including with respect to new leases and mortgages and the renewal or rollover of existing leases; the Company’s ability to negotiate the same or better terms with new tenants or operators if existing leases are not renewed or the Company exercises its right to replace an existing operator or tenant upon default; availability of suitable properties to acquire at favorable prices and the competition for the acquisition and financing of those properties; the financial, legal, regulatory and reputational difficulties of significant operators of the Company’s properties; the risk that the Company may not be able to achieve the benefits of investments within expected time-frames or at all, or within expected cost projections; the ability to obtain financing necessary to consummate acquisitions on favorable terms; risks associated with the Company’s investments in joint ventures and unconsolidated entities, including its lack of sole decision-making authority and its reliance on its joint venture partners’ financial condition and continued cooperation; changes in the credit ratings on U.S. government debt securities or default or delay in payment by the U.S. of its obligations; and other risks and uncertainties described from time to time in the Company’s Securities and Exchange Commission filings, including its 2013 Annual Report on Form 10-K. The Company assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements as a result of new information or new or future developments, except as otherwise required by law.

CONTACT

Timothy M. Schoen

Executive Vice President and Chief Financial Officer

949-407-0400

HCP, Inc.

Consolidated Balance Sheets

In thousands, except share and per share data

(Unaudited)

	September 30,	December 31,
	2014	2013
Assets
Real estate:
Buildings and improvements	$10,852,544	$10,544,110
Development costs and construction in progress	261,514	225,869
Land	1,885,081	1,822,862
Accumulated depreciation and amortization	(2,159,115)	(1,965,592)
Net real estate	10,840,024	10,627,249

Net investment in direct financing leases	7,245,122	7,153,399
Loans receivable, net	418,801	366,001
Investments in and advances to unconsolidated joint ventures	647,923	196,576
Accounts receivable, net of allowance of $4,073 and $1,529, respectively	34,687	27,494
Cash and cash equivalents	83,531	300,556
Restricted cash	54,448	37,229
Intangible assets, net	479,226	489,842
Real estate assets held for sale, net	—	9,819
Other assets, net	941,128	867,705

Total assets	$20,744,890	$20,075,870

Liabilities and equity
Bank line of credit	$70,000	$—
Term loan	222,118	226,858
Senior unsecured notes	7,625,041	6,963,375
Mortgage debt	1,199,633	1,396,485
Other debt	97,845	74,909
Intangible liabilities, net	88,490	98,810
Accounts payable and accrued liabilities	329,209	318,427
Deferred revenue	76,380	65,872
Total liabilities	9,708,716	9,144,736

Common stock, $1.00 par value: 750,000,000 shares authorized; 459,145,515 and 456,960,648 shares issued and outstanding, respectively	459,146	456,961
Additional paid-in capital	11,409,843	11,334,041
Cumulative dividends in excess of earnings	(1,078,400)	(1,053,215)
Accumulated other comprehensive loss	(17,464)	(14,487)
Total stockholders’ equity	10,773,125	10,723,300

Joint venture partners	73,977	23,729
Non-managing member unitholders	189,072	184,105
Total noncontrolling interests	263,049	207,834

Total equity	11,036,174	10,931,134

Total liabilities and equity	$20,744,890	$20,075,870

HCP, Inc.

Consolidated Statements of Income

In thousands, except per share data

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Revenues:
Rental and related revenues	$321,451	$284,072	$894,465	$843,380
Tenant recoveries	29,323	25,920	81,867	75,266
Resident fees and services	62,213	36,370	138,205	108,509
Income from direct financing leases	165,687	157,253	495,724	472,409
Interest income	17,517	42,078	51,150	68,611
Investment management fee income	447	464	1,340	1,406
Total revenues	596,638	546,157	1,662,751	1,569,581

Costs and expenses:
Interest expense	111,275	108,088	324,755	325,650
Depreciation and amortization	122,975	104,783	343,496	317,172
Operating	99,599	75,417	254,173	221,990
General and administrative	24,954	45,326	75,410	90,043
Total costs and expenses	358,803	333,614	997,834	954,855

Other income, net	3,111	1,632	5,750	17,032

Income before income taxes and equity income from unconsolidated joint ventures	240,946	214,175	670,667	631,758
Income taxes	(55)	(1,034)	(2,840)	(3,553)
Equity income from unconsolidated joint ventures	10,168	13,892	39,388	44,278
Income from continuing operations	251,059	227,033	707,215	672,483

Discontinued operations:
Income before gain on sales of real estate, net of income taxes	—	1,527	1,736	5,699
Gain on sales of real estate, net of income taxes	—	8,298	28,010	9,185
Total discontinued operations	—	9,825	29,746	14,884

Net income	251,059	236,858	736,961	687,367
Noncontrolling interests’ share in earnings	(3,405)	(3,102)	(11,311)	(9,625)
Net income attributable to HCP, Inc.	247,654	233,756	725,650	677,742
Participating securities’ share in earnings	(446)	(474)	(1,999)	(1,330)

Net income applicable to common shares	$247,208	$233,282	$723,651	$676,412

Basic earnings per common share:
Continuing operations	$0.54	$0.49	$1.52	$1.46
Discontinued operations	—	0.02	0.06	0.03
Net income applicable to common shares	$0.54	$0.51	$1.58	$1.49

Diluted earnings per common share:
Continuing operations	$0.54	$0.49	$1.52	$1.46
Discontinued operations	—	0.02	0.06	0.03
Net income applicable to common shares	$0.54	$0.51	$1.58	$1.49

Weighted average shares used to calculate earnings per common share:
Basic	458,799	455,345	458,119	454,553

Diluted	459,141	456,078	458,473	455,388

HCP, Inc.

Consolidated Statements of Cash Flows

In thousands

(Unaudited)

	Nine Months Ended September 30,
	2014	2013
Cash flows from operating activities:
Net income	$736,961	$687,367
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of real estate, in-place lease and other intangibles:
Continuing operations	343,496	317,172
Discontinued operations	—	4,604
Amortization of above and below market lease intangibles, net	(619)	(6,414)
Amortization of deferred compensation	16,467	33,833
Amortization of deferred financing costs, net	14,122	13,922
Straight-line rents	(35,082)	(28,559)
Loan and direct financing lease interest accretion	(58,271)	(65,296)
Deferred rental revenues	(420)	73
Equity income from unconsolidated joint ventures	(39,388)	(44,278)
Distributions of earnings from unconsolidated joint ventures	3,895	2,724
Lease termination income, net	(38,001)	—
Gain on sales of real estate	(28,010)	(9,185)
Marketable securities and other gains, net	(2,143)	(10,964)
Changes in:
Accounts receivable, net	(7,193)	6,389
Other assets	(14,345)	(43,939)
Accounts payable and accrued liabilities	(8,447)	(13,769)
Net cash provided by operating activities	883,022	843,680
Cash flows from investing activities:
Cash used to acquire the CCRC unconsolidated joint venture interest, net	(370,186)	—
Acquisitions of real estate	(467,147)	(63,878)
Development of real estate	(118,732)	(96,914)
Leasing costs and tenant and capital improvements	(44,953)	(33,964)
Proceeds from sales of real estate, net	36,938	3,777
Contributions to unconsolidated Joint Ventures	(2,935)	—
Distributions in excess of earnings from unconsolidated joint ventures	1,986	1,194
Purchases of marketable debt securities	—	(16,706)
Proceeds from the sales of marketable securities	—	28,403
Principal repayments on loans receivable	49,503	231,004
Investments in loans receivable and other	(24,480)	(316,494)
Increase in restricted cash	(17,219)	(10,376)
Net cash used in investing activities	(957,225)	(273,954)
Cash flows from financing activities:
Net borrowings under bank line of credit	70,000	283,082
Issuance of senior unsecured notes	1,150,000	—
Repayments of senior unsecured notes	(487,000)	(150,000)
Issuance of mortgage and other debt	39,671	6,798
Repayments of mortgage debt	(202,134)	(285,005)
Deferred financing costs	(16,550)	—
Issuance of common stock and exercise of options	73,059	92,504
Repurchase of common stock	(11,599)	—
Dividends paid on common stock	(750,835)	(716,869)
Issuance of noncontrolling interests	4,282	12,387
Distributions to and purchase of noncontrolling interests	(11,719)	(11,536)
Net cash used in financing activities	(142,825)	(768,639)
Effect of foreign exchange on cash and cash equivalents	3	654
Net decrease in cash and cash equivalents	(217,025)	(198,259)
Cash and cash equivalents, beginning of period	300,556	247,673
Cash and cash equivalents, end of period	$83,531	$49,414

HCP, Inc.

Funds From Operations(1)

In thousands, except per share data

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Net income applicable to common shares	$247,208	233,282	$723,651	$676,412
Depreciation and amortization of real estate, in-place lease and other intangibles:
Continuing operations	122,975	104,783	343,496	317,172
Discontinued operations	—	1,509	—	4,604
Other depreciation and amortization(2)	4,769	3,631	12,571	10,589
Gain on sales of real estate	—	(8,298)	(28,010)	(9,185)
Equity income from unconsolidated joint ventures	(10,168)	(13,892)	(39,388)	(44,278)
FFO from unconsolidated joint ventures	14,571	16,642	48,683	52,539
Noncontrolling interests’ and participating securities’ share in earnings	3,851	3,576	13,310	10,955
Noncontrolling interests’ and participating securities’ share in FFO	(5,902)	(5,162)	(17,425)	(15,569)
FFO applicable to common shares	$377,304	336,071	$1,056,888	$1,003,239
Distributions on dilutive convertible units	3,486	3,302	10,327	9,966
Diluted FFO applicable to common shares	$380,790	339,373	$1,067,215	$1,013,205

Diluted FFO per common share	$0.82	0.73	$2.30	$2.20

Weighted average shares used to calculate diluted FFO per share	465,247	462,082	464,512	461,403

Impact of adjustments to FFO:
Transaction-related items(3)	$(31,778)	$—	$(24,939)	$—
Severance-related charges	—	26,374	—	26,374
	$(31,778)	$26,374	$(24,939)	$26,374

FFO as adjusted applicable to common shares	$345,526	$362,445	$1,031,949	$1,029,613
Distributions on dilutive convertible units and other	3,554	3,247	10,383	9,907
Diluted FFO as adjusted applicable to common shares	$349,080	$365,692	$1,042,332	$1,039,520
Per common share impact of adjustments on diluted FFO(3)	$(0.07)	$0.06	$(0.06)	$0.05

Diluted FFO as adjusted per common share	$0.75	$0.79	$2.24	$2.25

Weighted average shares used to calculate diluted FFO as adjusted per share	465,247	462,082	464,512	461,403

(1)      We believe Funds From Operations (“FFO”) is an important supplemental measure of operating performance for a REIT. Because the historical cost accounting convention used for real estate assets utilizes straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen and fallen with market conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative. The term FFO was developed by the REIT industry to address this issue. FFO as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) is net income applicable to common shares (computed in accordance with U.S. generally accepted accounting principles or “GAAP”), excluding gains from dispositions of depreciable real estate or related interests, impairments of, or related to, depreciable real estate, plus real estate and DFL depreciation and amortization, with adjustments for joint ventures. Adjustments for joint ventures are calculated to reflect FFO on the same basis. FFO does not represent cash generated from operating activities determined in accordance with GAAP, is not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to net income. Our computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that have a different interpretation of the current NAREIT definition from ours. FFO as adjusted represents FFO before the impact of impairments (recoveries) of non-depreciable assets, transaction-related items (defined below), severance-related items and preferred stock redemption charges. Management believes that FFO as adjusted is useful to investors, because it allows investors to compare the Company’s results to prior reporting periods without the effect of items that by their nature would not be comparable. This measure is a modification of the NAREIT definition of FFO and should not be used as an alternative to net income or NAREIT FFO.

(2)          For the three and nine months ended September 30, 2014, other depreciation and amortization include: (i) $4 million and $12 million, respectively, of direct financing lease (“DFL”) depreciation and (ii) $0.7 million of lease incentive amortization (reduction of straight-line rents) for the consideration given to terminate the 30 purchase options of the 153-property amended lease portfolio in the Brookdale Transaction.

(3)          Transaction-related items include significant direct costs (e.g., pursuit, due diligence and closing) and gains/charges incurred as a result of mergers and acquisitions and lease amendment or termination activities. The nine months ended September 30, 2014, include the benefit of $0.06 per share primarily from the Brookdale Transaction, consisting of:

(i) $0.23 per share of net gains (included in rental and related revenues) related to the terminated leases of the HCP owned 49-property portfolio; partially offset by

(ii) $0.15 per share charge (offsetting rental and related revenues) to write-off the remaining straight-line rents and intangible other assets related to the terminated leases of the 49-property portfolio; and

(iii) $0.02 per share in charges for direct transaction costs related to the Brookdale Transaction and other significant acquisitions (primarily included in general and administrative expenses).

HCP, Inc.

Funds Available for Distribution(1)

In thousands, except per share data

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

FFO as adjusted applicable to common shares	$345,526	$362,445	$1,031,949	$1,029,613
Amortization of above and below market lease intangibles, net	(276)	(346)	(619)	(6,414)
Amortization of deferred compensation(2)	5,461	5,542	16,467	17,180
Amortization of deferred financing costs, net	4,648	4,482	14,122	13,922
Straight-line rents	(8,627)	(12,604)	(35,082)	(28,559)
DFL accretion(3)	(18,760)	(19,822)	(57,995)	(65,386)
Other depreciation and amortization	(4,769)	(3,631)	(12,571)	(10,589)
Deferred revenues – tenant improvement related	(456)	(388)	(1,673)	(2,477)
Deferred revenues – additional rents	551	1,426	1,253	2,550
Leasing costs and tenant and capital improvements(4)	(17,044)	(14,026)	(44,502)	(33,964)
Lease restructure payments(5)	4,289	—	4,289	—
Joint venture adjustments – CCRC entrance fees(6)	3,978	—	3,978	—
Joint venture and other FAD adjustments(3)	(17,564)	(15,199)	(47,575)	(40,830)
FAD applicable to common shares	$296,957	$307,879	$872,041	$875,046

Distributions on dilutive convertible units	3,486	3,302	10,327	9,966

Diluted FAD applicable to common shares	$300,443	$311,181	$882,368	$885,012

Diluted FAD per common share	$0.65	$0.67	$1.90	$1.92

Weighted average shares used to calculate diluted FAD per common share	465,247	462,082	464,512	461,403

_________________________________

(1)          Funds Available for Distribution (“FAD”) is defined as FFO as adjusted after excluding the impact of the following: (i) amortization of acquired above/below market lease intangibles, net; (ii) amortization of deferred compensation expense; (iii) amortization of deferred financing costs, net; (iv) straight-line rents; (v) accretion and depreciation related to DFLs; (vi) deferred revenues. Also, FAD is computed after: (i) deducting recurring capital expenditures, including leasing costs and second generation tenant and capital improvements; and (ii) include lease restructure payments (see note 5) and adjustments to compute our share of FAD from our unconsolidated joint ventures that are similar to those in FFO and those related to CCRC non-refundable entrance fees (see note 6 regarding entrance fees). Other REITs or real estate companies may use different methodologies for calculating FAD, and accordingly, our FAD may not be comparable to those reported by other REITs. Although our FAD computation may not be comparable to that of other REITs, management believes FAD provides a meaningful supplemental measure of our ability to fund our ongoing dividend payments. In addition, management believes that in order to further understand and analyze our liquidity, FAD should be compared with net cash flows from operating activities as presented in our consolidated financial statements prepared in accordance with GAAP. FAD does not represent cash generated from operating activities determined in accordance with GAAP, and FAD should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP), or as a measure of our liquidity.

(2)          Excludes $16.7 million related to the acceleration of deferred compensation for restricted stock units and options that vested upon termination of the Company’s former Chairman, Chief Executive Officer and President on October 2, 2013, which is included in severance-related charges for the three and nine months ended September 30, 2013.

(3)          For the three and nine months ended September 30, 2014, DFL accretion reflects an elimination of $15.6 million and $46.8 million, respectively. For the three and nine months ended September 30, 2013, DFL accretion reflects an elimination of $15.4 million and $46.6 million, respectively. Our ownership interest in HCR ManorCare, Inc. (“HCR ManorCare”) is accounted for using the equity method, which requires an ongoing elimination of DFL income that is proportional to our ownership in HCR ManorCare. Further, our share of earnings from HCR ManorCare (equity income) increases for the corresponding elimination of related lease expense recognized at the HCR ManorCare level, which we present as a non-cash joint venture FAD adjustment.

(4)          Leasing costs and tenant and capital improvements, net of amounts attributable to noncontrolling interests.

(5)          Over a period of three years, we will receive installment payments valued at $55 million for terminating the leases on the HCP owned 49-property portfolio; we include the installment payments in FAD when the payments are collected.

(6)          Represents the adjustments to recognize our 49% share of non-refundable entrance fees in FAD when the fees are collected by the CCRC JV.

HCP, Inc.

Net Operating Income and Same Property Performance(1)(2)

Dollars in thousands

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net income	$251,059	$236,858	$736,961	$687,367
Interest income	(17,517)	(42,078)	(51,150)	(68,611)
Investment management fee income	(447)	(464)	(1,340)	(1,406)
Interest expense	111,275	108,088	324,755	325,650
Depreciation and amortization	122,975	104,783	343,496	317,172
General and administrative	24,954	45,326	75,410	90,043
Other income, net	(3,111)	(1,632)	(5,750)	(17,032)
Income taxes	55	1,034	2,840	3,553
Equity income from unconsolidated joint ventures	(10,168)	(13,892)	(39,388)	(44,278)
Total discontinued operations	—	(9,825)	(29,746)	(14,884)
NOI	$479,075	$428,198	$1,356,088	$1,277,574
Straight-line rents	(8,627)	(12,604)	(35,082)	(28,559)
DFL accretion	(18,760)	(19,822)	(57,995)	(65,386)
Amortization of above and below market lease intangibles, net	(276)	(346)	(619)	(6,414)
Lease termination fees	(37,981)	(205)	(38,792)	(220)
NOI adjustments related to discontinued operations	—	16	(11)	32
Cash (adjusted) NOI	$413,431	$395,237	$1,223,589	$1,177,027
Non-SPP cash (adjusted) NOI	(25,254)	(19,107)	(75,630)	(64,431)
Same property portfolio cash (adjusted) NOI(2)	$388,177	$376,130	$1,147,959	$1,112,596
Cash (adjusted) NOI % change – SPP(2)	3.2%		3.2%

_________________________________

(1)          We believe Net Operating Income from Continuing Operations (“NOI”) provides investors relevant and useful information because it reflects only income and operating expense items that are incurred at the property level and presents them on an unleveraged basis. We use NOI and cash NOI to make decisions about resource allocations, to assess and compare property level performance, and evaluate SPP. We believe that net income is the most directly comparable GAAP measure to NOI. NOI should not be viewed as an alternative measure of operating performance to net income (determined in accordance with GAAP) since it excludes certain components from net income. Further, our NOI may not be comparable to that of other REITs or real estate companies, as they may use different methodologies for calculating NOI.

NOI is defined as rental and related revenues, including tenant recoveries, resident fees and services, and income from DFLs, less property level operating expenses. NOI excludes interest income, investment management fee income, interest expense, depreciation and amortization, general and administrative expenses, impairments, impairment recoveries, other income, net, income taxes, equity income from unconsolidated joint ventures, and discontinued operations. Cash NOI is calculated as NOI eliminating the effects of straight-line rents, DFL accretion, amortization of above and below market lease intangibles, and lease termination fees. Cash NOI is sometimes referred to as “adjusted NOI.”

(2)          Same property portfolio (“SPP”) statistics allow management to evaluate the performance of our real estate portfolio under a consistent population, which eliminates the changes in the composition of our portfolio of properties. We identify our SPP as stabilized properties that remained in operations and were consistently reported as leased properties or operating properties (RIDEA) for the duration of the year-over-year comparison periods presented. Accordingly, it takes a stabilized property a minimum of 12 months in operations under a consistent reporting structure to be included in our SPP. SPP NOI excludes certain non-property specific operating expenses that are allocated to each operating segment on a consolidated basis.

HCP, Inc.

Projected Future Operations(1)

(Unaudited)

	Full Year 2014
	Low	High

Diluted earnings per common share	$ 2.04	$ 2.10
Real estate depreciation and amortization	0.98	0.98
Other depreciation and amortization	0.04	0.04
Gain on sales of real estate	(0.06)	(0.06)
Joint venture FFO adjustments	0.03	0.03
Diluted FFO per common share	$ 3.03	$ 3.09
Transaction-related items(2)	(0.05)	(0.05)
Diluted FFO as adjusted per common share	$ 2.98	$ 3.04
Amortization of net below market lease intangibles and deferred revenues	(0.01)	(0.01)
Amortization of deferred compensation	0.05	0.05
Amortization of deferred financing costs, net	0.04	0.04
Straight-line rents	(0.08)	(0.08)
DFL accretion(3)	(0.17)	(0.17)
Other depreciation and amortization	(0.04)	(0.04)
Leasing costs and tenant and capital improvements	(0.15)	(0.15)
Lease restructure payments(4)	0.02	0.02
Joint venture adjustments – CCRC entrance fees(5)	0.02	0.02
Joint venture and other FAD adjustments(3)	(0.14)	(0.14)
Diluted FAD per common share	$ 2.52	$ 2.58

_________________________________

(1)          Except as otherwise noted above, the foregoing projections reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels, development items and the earnings impact of the events referenced in this release. Except as otherwise noted, these estimates do not reflect the potential impact of future acquisitions, dispositions, other impairments or recoveries, the future bankruptcy or insolvency of our operators, lessees, borrowers or other obligors, the effect of any future restructuring of our contractual relationships with such entities, gains or losses on marketable securities, ineffectiveness related to our cash flow hedges, or existing and future litigation matters including the possibility of larger than expected litigation costs and related developments. There can be no assurance that our actual results will not differ materially from the estimates set forth above. The aforementioned ranges represent management’s best estimates based upon the underlying assumptions as of the date of this press release. Except as otherwise required by law, management assumes no, and hereby disclaims any, obligation to update any of the foregoing projections as a result of new information or new or future developments.

(2)          Reflects a $0.05 per share net benefit primarily from the Brookdale Transaction consisting of:

(i) $0.23 per share of gains related to the terminated leases of the HCP owned 49-property portfolio; partially offset by

(ii) $0.15 per share charge to write-off the remaining straight-line rents and intangible other assets related to the terminated leases of the 49-property portfolio; and

(iii) $0.03 per share in charges for direct transaction costs related to the Brookdale Transaction and other significant acquisitions.

(3)          Our ownership interest in HCR ManorCare OpCo is accounted for using the equity method, which requires an ongoing elimination of DFL income that is proportional to our ownership in HCR ManorCare OpCo. Further, our share of earnings from HCR ManorCare OpCo (equity income) increases for the corresponding elimination of related lease expense recognized at the HCR ManorCare OpCo level, which we present as a non-cash joint venture FAD adjustment.

(4)          Over a period of three years, we will receive installment payments valued at $55 million for terminating the leases on the HCP owned 49-property portfolio. We include the installment payments in FAD when the payments are collected.

(5)          Represents the adjustments to recognize our 49% share of non-refundable entrance fees in FAD when they are collected by the CCRC JV.